UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 27, 2008
Date of Report (Date of earliest event reported)

POWER AIR CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-51256	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4777 Bennett Drive, Suite E, Livermore, California	94551
(Address of principal executive offices)	(Zip Code)

(925) 960-8777
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 5 - Corporate Governance and Management

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on May 27, 2008, the Board of Directors of Power Air Corporation (the "Company") accepted the resignation of Al Sylwester as a director and officer of the Company. Mr. Sylwester advised that he resigned so that he could pursue other personal and professional interests.

On the same date, the Board of Directors of the Company accepted the consent of Donald Ceci, the Company's President and Chief Executive Officer, to serve as a director of the Company.

Mr. Ceci became the Company's Vice-President Sales and Marketing effective on October 3, 2005, and he became the Company's President and Chief Executive Officer on May 14, 2008. Mr. Ceci has more than 20 years experience managing sales/marketing activities for high technology companies including IBM from 1974 to 1983, Philips from 1983 to 1987, Comdisco from 1987 to 1996, Ricoh from 1996 to 2000, and, most recently, Ballard Power Systems, Inc. from 2001 to 2005. Mr. Ceci joined Ballard in 2001 and, as the Director of Sales, was responsible for building the Sales and Service Organizations required to bring Transportation and Power Generation fuel cell based products to market. His experience and focus are in Business Plan and Distribution Development/Implementation, Business and Partner Development, Revenue Growth, and North American/ International sales team management. Mr. Ceci is not a director or officer of any other U.S. reporting company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER AIR CORPORATION
Date: June 2, 2008.	/s/ H. Dean Haley ____________________________ Name: H. Dean Haley Title: Chairman and Chief Operating Officer

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